EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-136188, 333-102425, 333-99219, 333-50524, 33-69746, 33-55061; Form S-4 Nos. 333-136189, 333-129871; and Form S-8 Nos. 333-133817, 333-117939, 333-117937, 333-117936, 333-117935, 333-65176, 333-43584, 333-43580, 333-94157, 333-94155, 333-70407, 333-64559, 333-25891, 333-04859, 333-09091, 33-66874, 33-48908, 33-44770, 33-29528, 33-29527) of Allergan, Inc. and in the related Prospectuses of our report dated April 20, 2007, except for Note 15, for which the date is November 30, 2007, with respect to the consolidated financial statements of Esprit Pharma Holding Company, Inc. and Subsidiaries included in the Current Report (Form 8-K/A) of Allergan, Inc dated December 10, 2007.

/s/ Ernst & Young LLP
Metro Park, NJ
December 5, 2007